EXHIBIT 99

JOINT FILER INFORMATION

Title of Security:	Common Stock

Issuer and Ticker Symbol	The Nautilus Group, Inc. (NLS)

Designated Filer	Endowment Capital Group, LLC

Other Joint Filers	Endowment Capital, L.P.
Long Drive, L.P.
Endowment Management, LP
Philip Timon

Addresses:	The principal business office address of each of the Joint Filers above is 1105 North Market Street, 15th Floor, Wilmington, DE 19801.

Signatures:	ENDOWMENT CAPITAL, L.P.

By: Endowment Capital Group, LLC, as General Partner
By: /s/ Philip Timon
Name: Philip Timon
Title: Managing Member

LONG DRIVE, L.P.

By : Endowment Capital Group, LLC, as General Partner
By: /s/ Philip Timon
Name: Philip Timon
Title: Managing Member

ENDOWMENT MANAGEMENT, LP

By: Endowment Capital Management, LLC, as General Partner

By: /s/ Philip Timon
Name: Philip Timon
Title: Managing Member

Philip Timon
/s/ Philip Timon